Exhibit 10.40
EXECUTION COPY
Agreement and Plan of Merger

-i-

		Page
7.1	Exhibits and Schedules	16
7.2	Entire Agreement	16
7.3	Further Assurances	16
7.4	Governing Law; Consent to Jurisdiction	16
7.5	Assignment; Successors and Assigns; No Third Party Rights	16
7.6	Counterparts	17
7.7	Titles and Heading	17
7.8	Severability	17
7.9	Strict Construction	17
7.10	Expenses	17
EXHIBITS
Exhibit A            BRS-HCC Capitalization and Merger Consideration
Exhibit B            Equity Exchange Agreement
Exhibit C            Certificate of Merger

     Agreement and Plan of Merger dated as of March ___, 2008 (this “Agreement”) among:
     (i) Heritage-Crystal Clean, Inc., a Delaware corporation (“HCC-Inc.”);
     (ii) BRS-HCC Investment Co., Inc., a Delaware corporation (“BRS-HCC”); and
     (iii) each of the stockholders of BRS-HCC listed on Exhibit A hereto (collectively, the “BRS-HCC Stockholders”).
HCC-Inc., BRS-HCC and the BRS-HCC Stockholders are individually referred to herein as a “Party,” and together referred to herein as the “Parties.”
Recitals
     A. Heritage-Crystal Clean, LLC, an Indiana limited liability company (“HCC-LLC”), has a total of 14,668.58 common units issued and outstanding (the “HCC-LLC Units”), including 1,906.69 HCC-LLC Units that are held by BRS-HCC (the “BRS-HCC Units”).
     B. Prior to the initial public offering by HCC-Inc. of shares of its Common Stock (“HCC-Inc. Common Stock”), par value $0.01 per share (the “IPO”), all of the HCC-LLC Units (other than the BRS-HCC Units) will be exchanged by the holders thereof for shares of HCC-Inc. Common Stock (the “Exchange”). The terms of the Exchange are set forth on Exhibit B hereto (the “Equity Exchange Agreement”).
     C. The Parties desire, in lieu of effecting the Exchange with respect to the BRS-HCC Units, to cause BRS-HCC to be merged with and into HCC-Inc., with HCC-Inc. as the surviving corporation (the “BRS-HCC Merger”), pursuant to the terms and conditions of this Agreement and in accordance with Section 251 of the Delaware GCL.
     D. The Parties intend the BRS-HCC Merger to be effective as of, and contingent upon the occurrence of the Exchange. As a result of the BRS-HCC Merger, 5,015,890.00 shares of the Common Stock, par value $0.01 per share of BRS-HCC, which shares constitute one-hundred percent (100%) of the issued and outstanding capital stock of BRS-HCC as of immediately prior to the Effective Time of the Merger (as defined herein) (the “BRS-HCC Common Stock”), will be extinguished and automatically converted into the right to receive an aggregate total of 953,345 shares of HCC-Inc. Common Stock (the “BRS-HCC Merger Consideration”).
     E. The Parties intend that the BRS-HCC Merger shall be treated as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended and in effect as of the date hereof (the “Code”).

     F. The respective Boards of Directors of BRS-HCC and HCC-Inc., and each of the BRS-HCC Stockholders, have unanimously approved this Agreement and the BRS-HCC Merger on the terms and conditions set forth herein.
     Now, therefore, in consideration of the premises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
Definitions
     1.1 Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Schedule A.
     1.2 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word “including” means “including, but not limited to” and “including without limitation”; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iv) words importing the singular shall also include the plural, and vice versa; and (v) unless otherwise expressly indicated in the context, all references herein to any “Section”, “Article”, “clause”, “Schedule” or “Exhibit” refer to Sections, Articles, clauses, Schedules and Exhibits contained in, or attached to, this Agreement.
ARTICLE 2
BRS-HCC Merger
     2.1 BRS-HCC Merger.
     2.1.1 The BRS-HCC Merger shall be effected upon the terms and subject to the conditions of this Agreement. HCC-Inc. shall be the surviving corporation in the BRS-HCC Merger (the “Surviving Corporation”). The separate existence of BRS-HCC shall cease as of the Effective Time of the Merger, and the Surviving Corporation shall succeed to all of the rights, privileges, powers and franchises of BRS-HCC unaffected by the BRS-HCC Merger. The Surviving Corporation shall continue to be governed by the laws of the State of Delaware. The BRS-HCC Merger shall have the effects specified in the Delaware GCL.
     2.1.2 The closing of the BRS-HCC Merger (the “Closing”) shall take place: (i) at the offices in Chicago, Illinois of McDermott Will & Emery LLP as promptly as practicable after all of the conditions set forth in Article 4 have been satisfied or waived in writing, but in no event later than two (2) business days after the satisfaction of the conditions set forth in Article 4, or (ii) at such other place and time and/or such other date as the Parties may agree in writing. The date of the Closing is herein called the “Closing Date”.

     2.2 Effective Time of the Merger.
     2.2.1 On or before the Closing Date, HCC-Inc. and BRS-HCC shall cause a certificate of merger satisfying the requirements of Section 251 of the Delaware GCL (the “Certificate of Merger”) in the form attached hereto as Exhibit C to be filed with the Secretary of State of the State of Delaware.
     2.2.2 The Certificate of Merger shall state that the BRS-HCC Merger shall become effective (the “Effective Time of the Merger”) at 5 p.m. (Central Time) on March 12, 2008.
     2.3 Certificate of Incorporation and By-Laws of the Surviving Corporation. The certificate of incorporation and the by-laws of the Surviving Corporation shall be the certificate of incorporation and the by-laws of HCC-Inc. until thereafter amended in accordance with applicable Law.
     2.4 Directors and Officers of the Surviving Corporation. The directors and officers of the Surviving Corporation, and all committees of the Board of Directors of the Surviving Corporation and the members thereof and the authority and charters of such committees, as of immediately following the Effective Time of the Merger, shall be the same as the directors and officers of HCC-Inc., and all committees of the Board of Directors of HCC-Inc. and the members thereof and the authority and charters of such committees, as of immediately prior to Effective Time of the Merger. Such individuals shall serve until their successors are duly elected or appointed and qualify, or until they are removed in accordance with the certificate of incorporation and by-laws of the Surviving Corporation or until they resign.
     2.5 Rights for Surrendered BRS-HCC Common Stock. As of the Effective Time of the Merger, by virtue of the BRS-HCC Merger and without any action on the part of the Parties or the BRS-HCC Stockholders, all BRS-HCC Common Stock shall irrevocably and unconditionally be cancelled and cease to be issued and outstanding, and the BRS-HCC Stockholders shall be entitled only to receive the BRS-HCC Merger Consideration, as full and fair consideration for the BRS-HCC Common Stock. The BRS-HCC Merger Consideration shall be allocated among the BRS-HCC Stockholders in proportion to the total numbers of shares of the BRS-HCC Common Stock owned by such stockholders as of immediately prior to the Effective Time of the Merger, as listed on Exhibit A.
     2.6 Further Assurances. As of and after the Effective Time of the Merger, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of BRS-HCC and the Surviving Corporation, any deeds, bills of sale, assignments or assurances, and to take and do, in the name and on behalf of BRS-HCC and the Surviving Corporation, any other actions necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in the BRS-HCC Common Stock and the BRS-HCC Units. Each of the Parties shall use all reasonable efforts to take or cause to be taken all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law and to execute and deliver such documents and other papers as may be required to carry out the provisions of this Agreement and to consummate and make effective the BRS-HCC Merger and each of the other transactions contemplated hereby.

     2.7 Exchange Procedures. Prior to, and as a condition to the Closing, the BRS-HCC Stockholders shall deliver to HCC-Inc. each of the stock certificates evidencing the BRS-HCC Common Stock (the “Stock Certificates”), free and clear of any claims, liens or Encumbrances, together with signed instruments of assignment with respect to the BRS-HCC Common Stock in form sufficient to assign and transfer all right, title and interest in the BRS-HCC Common Stock to HCC-Inc. (the “Stock Powers”).
     2.8 Transfer Books. As of the Effective Time of the Merger, the transfer books of BRS-HCC shall be closed and there shall be no further registration of transfers of BRS-HCC Common Stock thereafter on the records of BRS-HCC. From and after the Effective Time of the Merger, the BRS-HCC Stockholders shall cease to have any rights with respect to BRS-HCC Common Stock.
     2.9 Legend. Each stock certificate or other instrument evidencing the shares included in the BRS-HCC Merger Consideration shall be stamped or otherwise imprinted with such legends as are required or otherwise deemed to be necessary by HCC-Inc. provided that each stock certificate or other instrument evidencing the shares issued pursuant to the Equity Exchange Agreement shall bear substantially the same legend.
ARTICLE 3
Representations and Warranties
     3.1 Representations and Warranties of BRS-HCC. BRS-HCC hereby represents and warrants to HCC-Inc. as follows as of the date of this Agreement and as of the Closing Date:
     3.1.1 Organization; No Subsidiaries. BRS-HCC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has full power and authority to own, lease and operate its assets and to carry on its business. BRS-HCC is not, nor has it ever been (nor has it ever been required to be) licensed, registered and/or qualified to do business as a foreign corporation in any foreign jurisdiction, based on ownership, leasing, operation of its assets, the conduct of its business or otherwise. BRS-HCC has delivered to HCC-LLC accurate, correct and complete copies of its Constituent Documents and each agreement, trust, proxy or other arrangement among BRS-HCC and the BRS-HCC Stockholders. The minute books and stock records of BRS-HCC have been delivered to HCC-Inc. and contain accurate, correct and complete records of the ownership of BRS-HCC and of all meetings and actions taken by BRS-HCC’s stockholders, Board of Directors and any committees thereof. BRS-HCC has full power and authority to own, lease and operate its assets, including, but not limited to, the BRS-HCC Units. Except for the BRS-HCC Units, BRS-HCC does not own any stock or other equity interest or have any equity investment or other interest in, does not have the right to acquire any such stock or interest, and does not control, directly or indirectly, any Person and has not had such an ownership or control relationship with respect to any such Person.
     3.1.2 Authorization; Enforceability. BRS-HCC has the full power and authority to execute and deliver this Agreement and any other documents to be executed in connection herewith and to perform its obligations hereunder and thereunder, all of which have been, or will be, duly authorized by all requisite corporate or other necessary action. All acts or proceedings required to be taken by BRS-HCC to authorize the execution, delivery and performance of this Agreement and each of the documents to be delivered at Closing and all transactions contemplated hereby and thereby have been duly and properly taken and constitute valid and binding agreements of BRS-HCC, enforceable against BRS-HCC in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the application of general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). BRS-HCC has full legal title to the HCC-LLC Units and has the power to transfer the HCC-LLC Units to HCC-Inc. at Closing free from any claims, liens and Encumbrances.
     3.1.3 Validity. This Agreement has been, and the documents to be delivered at Closing will be, duly executed and delivered and constitute lawful, valid and legally binding obligations of BRS-HCC, enforceable in accordance with their respective terms. The execution and delivery of this Agreement and the consummation of the BRS-HCC Merger will not result in the creation of any Indebtedness (as defined herein) of any kind upon the assets of BRS-HCC (including any Tax or other adverse consequences of any kind) or the termination or acceleration of any Indebtedness or other obligation of BRS-HCC, and are not prohibited by, do not violate or conflict with any provision of, and do not constitute a default under or a breach of (a) BRS-HCC’s Constituent Documents, (b) any note, bond, indenture, contract, agreement, permit, license or other instrument to which BRS-HCC is a party or by which BRS-HCC or any of its respective assets is bound, (c) any order, writ, injunction, decree or judgment of any Governmental Authority applicable to BRS-HCC, or (d) any Law applicable to BRS-HCC. No consent of any Person, including any Governmental Authority, is required for the execution and delivery by BRS-HCC of this Agreement, the documents to be delivered at Closing or the consummation by BRS-HCC and/or the BRS-HCC Stockholders of the transactions contemplated hereby and thereby, except for filings or consents required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The execution and delivery of this Agreement and the consummation of the BRS-HCC Merger and the transactions contemplated hereby and thereby will not result in the creation of any liability or obligation of any kind upon the assets of the Surviving Corporation.
     3.1.4 Capital Structure.
The authorized capital stock of BRS-HCC consists of 5,200,000 shares of BRS-HCC Common Stock. As of each of the date hereof and the Closing Date: (i) 5,015,890.00 shares of BRS-HCC Common Stock are issued and outstanding, and (ii) no shares of BRS-HCC Common Stock are held by BRS-HCC in its treasury.
          (a) All of the issued and outstanding shares of BRS-HCC Common Stock are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights. All shares of BRS-HCC Common Stock, whether or not currently outstanding, were issued in compliance (and if reacquired or cancelled by BRS-HCC, reacquired or cancelled in compliance) with all Laws, including securities Laws. Except for the BRS-HCC Common Stock set forth in Exhibit A: (i) no other capital stock is issued, reserved for issuance or outstanding, and (ii) there are no outstanding stock appreciation rights, phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of BRS-HCC. There are no outstanding bonds, debentures, notes or other Indebtedness of BRS-HCC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter.
          (b) There are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which BRS-HCC is a party or by which it is bound obligating BRS-HCC to issue, deliver, sell or create, or cause to be issued, delivered, sold or created, or evidencing any right to subscribe for, additional shares of capital stock or other voting securities or stock equivalents of BRS-HCC or obligating BRS-HCC to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding rights, commitments, agreements or undertakings of any kind obligating BRS-HCC to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of BRS-HCC or any securities of the type described in the two immediately preceding sentences.
          (c) There are no voting trusts or other similar agreements, arrangements or understandings to which BRS-HCC is a party applicable to the exercise of voting or any other rights with respect to any BRS-HCC Common Stock.
          (d) There are no restrictions to which BRS-HCC is party affecting the transferability of the BRS-HCC Common Stock other than those arising under applicable Laws, including securities Laws.
          (e) BRS-HCC has not lent or advanced any money to, or borrowed any money from, or guaranteed or otherwise become liable for any Indebtedness or other obligations of, or acquired any capital stock, obligations or securities of, any BRS-HCC Stockholder or any other Person (other than the BRS-HCC Units).
     3.1.5 Non-contravention. Neither the execution and delivery of this Agreement nor the fulfillment of and the performance by BRS-HCC of its obligations hereunder nor the consummation of the BRS-HCC Merger will: (i) contravene any provision contained in the Constituent Documents of BRS-HCC, or (ii) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice, or both) of, or constitute a default (with or without the lapse of time, the giving of notice, or both) under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation or (B) any judgment, order, decree, statute, Law, rule or regulation or other restriction of any Governmental Authority, in each case to which BRS-HCC is a party or by which it is bound or to which any of its assets or properties are subject, except as could not be reasonably expected to adversely impact HCC-Inc. or impair or delay the consummation of the transactions contemplated hereby.
     3.1.6 No Consents. Except for the filing and recordation of the Certificate of Merger as required by the Delaware GCL, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement by BRS-HCC, except as could not be reasonably expected to materially impair or delay their ability to consummate the transactions contemplated hereby.
     3.1.7 Title to Assets. BRS-HCC is the sole and exclusive legal and equitable owner of all right, title and interest in and has good and valid title to the BRS-HCC Units, and except for the books and records of BRS-HCC and potential claims (if any) of BRS-HCC for the refund of Taxes, BRS-HCC does not own any assets other than the BRS-HCC Units. None of the BRS-HCC Units are subject to: (i) any title defect or objection; (ii) any contract of lease, license or sale; (iii) any Encumbrance of any kind or character, direct or indirect, whether accrued, absolute, contingent or otherwise; (iv) any royalty or commission arrangement; or (v) any claim, covenant or restriction.
     3.1.8 Real Property. BRS-HCC has not owned and does not own any real property.
     3.1.9 Tax Matters. Except as set forth on Schedule 3.1.9: (i) BRS-HCC has timely filed or shall timely file all Tax Returns (as hereinafter defined) which are required to be filed on or before the Effective Time of the Merger, and all such Tax Returns are (or will be when filed) true, correct and complete in all material respects; (ii) except for Taxes which are not yet due or payable as of the Closing Date, all Taxes (as hereinafter defined) due and payable by BRS-HCC, whether or not shown on a Tax Return, have been paid or shall be paid by BRS-HCC on or before the Closing Date; (iii) BRS-HCC has not withheld or paid, and has not been required to withhold or pay Taxes in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person, nor has (or been required to) file any forms related thereto; (iv) BRS-HCC is not a party to any Tax allocation, indemnification or sharing arrangement; (v) no deficiency for any amount of Tax has been asserted in writing (or, to the knowledge of BRS-HCC, been asserted orally) or assessed by a taxing authority against BRS-HCC; (vi) there is no action, suit, proceeding or audit or any notice of inquiry of any of the foregoing pending against or with respect to BRS-HCC regarding Taxes and, to the knowledge of BRS-HCC, no action, suit, proceeding or audit has been threatened against or with respect to BRS-HCC regarding Taxes; (vii) BRS-HCC has not consented to extend the time in which any Tax may be assessed or collected by any taxing authority, which extension remains in effect; (viii) no written (or, to the knowledge of BRS-HCC, oral) claim has ever been made by a taxing authority in a jurisdiction where BRS-HCC does not file Tax Returns that BRS-HCC is or may be subject to Taxes assessed by such jurisdiction; (ix) BRS-HCC has no liability for Taxes of any other person under Treasury

Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract, or otherwise; and (x) Schedule 3.1.9, contains a list of states, territories and jurisdictions (whether foreign or domestic) in which BRS-HCC has filed Tax Returns.
For purposes of this Agreement: (i) “Tax” or “Taxes” shall mean all Taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, registration, value added, alternative, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, environmental, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Authority upon BRS-HCC, and (ii) “Tax Returns” shall mean all returns, declarations, reports, estimates, information returns, elections, consents, notices, forms, documents and statements (including all schedules, exhibits and other attachments thereto and any amendments thereto) relating to any Taxes. For clarity, “Taxes” also includes any obligations under any agreements or arrangements with any person with respect to the liability for, or sharing of, Taxes (including pursuant to Treasury Regulation 1.1502-6 or comparable provisions of state, local or foreign Tax Law) and includes any liability for Taxes as a transferee or successor, by contract or otherwise.
     3.1.10 Legal Proceedings. BRS-HCC is not engaged in or a party to or, to the knowledge of BRS-HCC, threatened with any action, suit, proceeding, complaint, charge, hearing, investigation or arbitration or other method of settling disputes or disagreements, and, BRS-HCC does not know, anticipate or have notice of any reasonable basis for any such action. BRS-HCC has not received written notice of any investigation threatened or contemplated by any Governmental Authority, including those involving the payment of Taxes, the safety of products, the working conditions of employees, the employment practices or policies of BRS-HCC, or compliance with environmental regulations. Neither BRS-HCC nor any of its assets are subject to any judgment, order, writ, injunction, stipulation or decree of any court or any Governmental Authority or any arbitrator. BRS-HCC has not received any demand letters from an attorney or other legal representative of a claimant. There is no outstanding order, writ, injunction, judgment or decree by any court or any Governmental Authority or any action pending or, to the knowledge of BRS-HCC, threatened against BRS-HCC relating to the transactions contemplated hereby or which seeks to prevent, restrict or delay the consummation of the transactions contemplated hereby.
     3.1.11 Compliance with Law. BRS-HCC is (and has always been) in full compliance with all Laws. BRS-HCC has complied with all licensing requirements, decrees, awards, orders and the like applicable to its business or operations, and there is not and will not be any liability arising from or related to any violations thereof existing on or prior to Closing. No written notice from any Governmental Authority or other Person of any violation of any Law has been received by BRS-HCC, and, to BRS-HCC’s knowledge, BRS-HCC does not know of any basis therefor. Neither BRS-HCC, including any officer, agent or employee of BRS-HCC, nor, to the knowledge of BRS-HCC, any other Person acting on behalf of BRS-HCC, (a) has made any unlawful domestic or foreign political contributions with respect to BRS-HCC, (b) has made any payment or provided services with respect to BRS-HCC which were not legal to make or provide or which BRS-HCC or any such officer, employee or other person should have known were not legal for the payee or the recipient of such services to receive, (c) has received any payments, services or gratuities with respect to BRS-HCC which were not legal to receive or which BRS-HCC or such Person should have known were not legal for the payor or the provider to make or provide, (d) has had any transactions or payments which are not recorded in its accounting books and records or disclosed in its financial statements, (e) has had any off-book bank or cash accounts or “slush funds”, (f) has made any payments to governmental officials in their individual capacities for the purpose of affecting their action or the action of the government they represent to obtain special concessions, or (g) has made payments or expenditures to obtain or retain business or obtain favorable treatment from vendors, other than the customary business entertainment.
     3.1.12 No Indebtedness; Absence of Undisclosed Liabilities. BRS-HCC does not have any: (i) indebtedness for borrowed money; (ii) any unpaid interest, premiums, penalties accrued, bank overdrafts and bank fees; (iii) obligations in respect of capitalized leases and obligations for the deferred purchase price of goods or services; (iv) obligations of BRS-HCC in respect of banker’s acceptances or letters of credit; (v) indebtedness or obligations of the types referred to in the preceding causes (i) through (iv) of any Person secured by a lien on any assets of BRS-HCC, even if BRS-HCC has not assumed or otherwise become liable for the payment thereof; (vi) guarantees by BRS-HCC of obligations of the type described in clauses (i) through (v) above of any other Person; (vii) any obligation in respect of interest under any existing interest rate swap or hedge agreement entered into by BRS-HCC prior to Closing; (viii) obligations for the deferred purchase price owed in connection with any acquisitions; or (ix) any off-balance sheet financing of BRS-HCC in existence prior to the Closing (clauses (i) through (ix) collectively referred to as “Indebtedness”). Except for the Covered Tax Period Liabilities (as defined herein) and any other liabilities or obligations which will be satisfied by the BRS-HCC Stockholders, BRS-HCC does not have any Indebtedness or any other liabilities or obligations of any kind (whether accrued, absolute, contingent or otherwise).
     3.2 Representations and Warranties of HCC-Inc. HCC-Inc. hereby represents and warrants to BRS-HCC as follows as of the date of this Agreement and as of the Closing Date:
     3.2.1 Organization. HCC-Inc. is a corporation duly organized, validly existing and in good standing under the laws of the laws of the State of Delaware.
     3.2.2 Authorization; Enforceability. HCC-Inc. has the power and authority to execute and deliver this Agreement and any other documents to be executed in connection herewith and to perform its obligations hereunder, all of which have been, or will be, duly authorized by all requisite corporate action. To the extent that HCC-Inc. is a party thereto, this Agreement and each other document to be executed in connection herewith has been duly authorized, executed and delivered by HCC-Inc. and constitutes a valid and binding agreement of HCC-Inc., enforceable against HCC-Inc. in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the application of general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).
     3.2.3 Non-contravention. Neither the execution and delivery of this Agreement or the fulfillment of and the performance by HCC-Inc. of its obligations hereunder nor the consummation of the BRS-HCC Merger will: (i) contravene any provision contained in the Constituent Documents of HCC-Inc., or (ii) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice, or both) of, or constitute a default (with or without the lapse of time, the giving of notice, or both) under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation or (B) any judgment, order, decree, statute, Law, rule or regulation or other restriction of any Governmental Authority, in each case to which HCC-Inc. is a party or by which it is bound or to which any of its assets or properties are subject, except as could not be reasonably expected to materially impair or delay its ability to consummate the transactions contemplated hereby.
     3.2.4 No Consents. Except for the filing and recordation of the Certificate of Merger as required by the Delaware GCL, and filings, consents or approvals, including without limitation under the securities laws of the United States, which have been obtained and are in full force and effect, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement by HCC-Inc., except as could not be reasonably expected to materially impair or delay its ability to consummate the transactions contemplated hereby.
     3.3 Representations and Warranties of BRS-HCC Stockholders. Each of BRS-HCC Stockholders hereby represents and warrants to HCC-Inc. as follows as of the date of this Agreement and as of the Closing Date; however, the following representations and warranties are made by each such BRS-HCC Stockholder solely as to such BRS-HCC Stockholder and not as to any other BRS-HCC Stockholder:
     3.3.1 Ownership of BRS-HCC Common Stock. Each BRS-HCC Stockholder has good, marketable and indefeasible title to all of the shares of BRS-HCC Common Stock listed on Exhibit A and the absolute right, power and capacity to sell, assign, transfer and deliver all right, title and interest both legal and equitable, in and to such shares, to HCC-Inc. in accordance with this Agreement, free and clear of all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements, restrictions affecting transferability, voting trusts or other agreements, arrangements or understandings applicable to the exercise of voting or any other rights with respect to any or all of such shares or any other limitation, encumbrance or restriction of any kind.
     3.3.2 Authorization; Enforceability. This Agreement has been, and the documents to be delivered at Closing will be, duly executed and delivered and constitute lawful, valid and legally binding obligations of such BRS-HCC Stockholder, enforceable in accordance with their respective terms. No consent of any Person, including any Governmental Authority, is required for the execution and delivery by such BRS-HCC Stockholder of this Agreement, the documents to be delivered at Closing or the consummation by such BRS-HCC Stockholder of the transactions contemplated hereby and thereby.
     3.3.3 Non-contravention. Neither the execution and delivery of this Agreement nor the fulfillment of and the performance by such BRS-HCC Stockholder of the obligations of such BRS-HCC Stockholder hereunder nor the consummation of the BRS-HCC Merger will: (i) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice, or both) of, or constitute a default (with or without the lapse of time, the giving of notice, or both) under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation or (B) any judgment, order, decree, statute, Law, rule or regulation or other restriction of any Governmental Authority, in each case to which such BRS-HCC Stockholder is a party or by which such BRS-HCC Stockholder is bound or to which any of the assets or properties of such BRS-HCC Stockholder are subject, except as could not be reasonably expected to adversely impact HCC-Inc. or impair or delay the consummation of the transactions contemplated hereby.
ARTICLE 4
Conditions, Amendment and Termination
     4.1 Conditions to Each Party’s Obligation to Effect the BRS-HCC Merger. The respective obligations of each of the Parties to effect the BRS-HCC Merger shall be subject to the fulfillment at or prior to the Effective Time of the Merger of the following conditions, unless and to the extent waived in writing by the Party for whose benefit such condition exists:
     4.1.1 The representations and warranties of the Parties in Section 3 that are not qualified by “materiality” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing and (ii) that are qualified by “materiality” shall have been true and correct in all respects when made and shall be true and correct in all respects as of the Closing with the same force and effect as if made as of the Closing, except to the extent that such representations and warranties are as of another date, in which case such representations and warranties shall be true and correct as of that date, with the same force and effect as if made as of the Closing.

     4.1.2 There shall not be in effect any temporary or permanent restraining order, decree, ruling or injunction or other order of a court or other Governmental Authority of competent jurisdiction directing that the transactions contemplated herein not be consummated, or making such consummation unlawful, or otherwise materially limiting or restricting ownership or operation of the business of the Surviving Corporation; provided, however, that each of the Parties shall have used their reasonable commercial efforts to prevent the entry of any such temporary or permanent restraining order, injunction or other order.
     4.1.3 No action, suit, proceeding or investigation before any Governmental Authority shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby, cause such transactions to be rescinded, or which could reasonably be expected to affect the right of the Surviving Corporation to own, operate, or control its assets.
     4.1.4 The Equity Exchange Agreement shall have been fully executed by the parties thereto, and all of the transactions contemplated thereby shall have occurred prior to or simultaneous with the Closing.
     4.2 Conditions to HCC-Inc.’s Obligation to Effect the BRS-HCC Merger. The obligations of HCC-Inc. to effect the BRS-HCC Merger shall be subject to the fulfillment or waiver by HCC-Inc., at or prior to the Effective Time of the Merger, of the following conditions:
     4.2.1 BRS-HCC shall have delivered to HCC-Inc.: (i) a copy, certified by the Secretary of BRS-HCC, of the resolutions of the Board of Directors and the BRS-HCC Stockholders authorizing the execution, delivery and consummation of this Agreement and the BRS-HCC Merger; (ii) a copy, certified by the Secretary of Delaware, of the Constituent Documents of BRS-HCC; (iii) a certificate of the Secretary of BRS-HCC, dated as of the date hereof, as to the incumbency of any officer of BRS-HCC executing this Agreement or any document related thereto; and (iv) a certificate of good standing with respect to BRS-HCC certified by the Delaware Secretary of State no earlier than five (5) business days prior to the Closing Date.
     4.2.2 BRS-HCC shall have filed the Certificate of Merger in accordance with Section 2.2.
     4.2.3 BRS-HCC and each of the BRS-HCC Stockholders shall have executed and delivered to HCC-Inc. executed counterparts to this Agreement.
     4.2.4 Each BRS-HCC Stockholder shall have delivered the certificate(s) and Stock Power(s) in accordance with Section 2.7.
     4.2.5 [Intentionally left blank].

     4.2.6 Each officer and director of BRS-HCC shall have delivered to HCC-Inc. a letter of resignation effective immediately with respect to all positions held as of the Closing, whether as an employee, agent, officer, director and/or committee member.
     4.2.7 BRS-HCC shall deliver to HCC-Inc. its books and records, including the minute book, certificate book and stock record books, or copies thereof.
     4.2.8 BRS-HCC shall have (i) distributed all assets listed on Schedule 3.1.7 to the BRS-HCC Stockholders; and (ii) and delivered to HCC-Inc. a certificate of the Secretary of BRS-HCC, dated as of the Closing Date, representing that as of the Closing Date, (A) except for any BRS-HCC Reserved Claims, BRS-HCC’s sole assets are the BRS-HCC Units, and (B) BRS-HCC has no Indebtedness or any other liabilities or obligations of any kind (whether accrued, absolute, contingent or otherwise), including any Tax liabilities (other than the Covered Tax Period Liabilities).
     4.3 Termination. This Agreement may be terminated, notwithstanding the approval thereof by the BRS-HCC Stockholders or the Boards of Directors of each of BRS-HCC and HCC-Inc., at any time prior to the Effective Time of the Merger, by mutual consent of the Boards of Directors of each of BRS-HCC and HCC-Inc.
     4.4 Effect of Termination. If this Agreement is terminated pursuant to Section 4.3, all rights and obligations of the Parties shall terminate and no Party shall have any liability to any other Party.
     4.5 Amendments. This Agreement may be amended at any time and from time to time by way of written agreement, signed by BRS-HCC, HCC-Inc. and each of the BRS-HCC Stockholders.
ARTICLE 5
Certain Covenants
     5.1 Records. Custody of all books and records (including without limitation Tax Returns and financial statements of BRS-HCC) of BRS-HCC shall be retained by HCC-Inc. following the Effective Time of the Merger. The BRS-HCC Stockholders shall be allowed access from time to time, during normal business hours, to the books and records of BRS-HCC for any purpose, and the BRS-HCC Stockholders shall be permitted to make copies of such books and records at their own expense.
     5.2 Tax Returns and Audits. All Tax Returns and reports of BRS-HCC for all periods and partial periods ending as of or before the Effective Time of the Merger (the “Covered Tax Periods”) shall be prepared by or under the supervision and direction of Bruckmann, Rosser, Sherrill & Co., Inc. (“BRS”) or its representatives or advisers, and the expense thereof shall be borne by BRS. HCC-Inc. shall cooperate with BRS in the preparation of all such Tax Returns and reports and any audit by any Governmental Authority with respect to any Covered Tax Period. BRS shall have sole and complete authority, on behalf of the Parties and the BRS-HCC

Stockholders, over any amendment, and any audit by any Governmental Authority, with respect to any Covered Tax Period and the Tax Returns and reports filed with respect to any Covered Tax Period, including discretion to settle any such audit provided that HCC-Inc. shall be entitled to review all such Tax Returns and reports and participate in all such audits at its own expense, and provided further that no liability shall be imposed on HCC-Inc. and all such Taxes and other amounts payable by BRS-HCC with respect to such Tax Returns or audits with respect to a Covered Tax Period (including Taxes payable by BRS-HCC or HCC-Inc. by reason of the BRS-HCC Merger) shall be paid by the BRS-HCC Stockholders and deemed to be included as part of the Damages (as defined herein) (collectively, the “Covered Tax Period Liabilities”). HCC-LLC and HCC-Inc. shall make tax distributions to the Members in accordance with the resolutions of the Board of Directors of HCC-LLC on February 25, 2008 (the “Tax Distributions”).
     5.3 Release. As of the Effective Time of the Merger, BRS-HCC and each of the BRS-HCC Stockholders, including without limitation derivatively, to the fullest extent legally possible, hereby completely and forever release, waive and discharge, and shall be forever precluded from asserting (all of the following being herein together referred to as the “BRS-HCC Released Claims”), any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, of any kind or nature, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise, that BRS-HCC or each of the BRS-HCC Stockholders, including without limitation derivatively, has, had or may have against BRS-HCC or HCC-Inc. or the present or former directors, officers, employees, management, predecessors, successors, members, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents of BRS-HCC or HCC-Inc. acting in such capacity, that are based in whole or in part on any act, omission, transaction or other occurrence taking place as of or prior to the Effective Time of the Merger or relating to the Merger. However, the BRS-HCC Released Claims shall not include rights to the Tax Distributions to which BRS-HCC is entitled (which rights to such Tax Distributions are, effective as of the Effective Time of the Merger, hereby automatically transferred and assigned by HCC-LLC to the HCC-BRS Stockholders). No termination of the Operating Agreement, whether pursuant to the Equity Exchange Agreement or otherwise, shall affect any right of any member of the Board of Directors, officer or Member of HCC-LLC to indemnification in accordance with the provisions of the Operating Agreement other than with respect to the Merger, and such rights of indemnification are not included in the BRS-HCC Released Claims.
     5.4 Reorganization. The Parties intend that the BRS-HCC Merger be treated as a “reorganization” under Section 368(a)(1)(A) of the Code and agree that they will file all Tax Returns consistent with such treatment and that they will take no action that reasonably could be expected to be inconsistent with such treatment. This Agreement is a “plan of reorganization” within the meaning of Treasury Regulation § 1.368-1(c).
ARTICLE 6
Indemnity and Survival of Representations
     6.1 Survival. All representations and warranties contained in this Agreement or in any agreement or other document delivered pursuant hereto and thereto shall survive the Closing.

     6.2 Indemnification.
     6.2.1 BRS-HCC Stockholders shall jointly indemnify and hold harmless HCC-Inc. and HCC-LLC from and against any and all loss, damage, cost or expense (including reasonable attorneys’ fees and expenses), judgments and fines (collectively, “Damages”) caused by, in connection with or arising or resulting from: (i) any breach or failure to fulfill or perform any covenant, agreement or obligation of BRS-HCC or the BRS-HCC Stockholders contained herein; (ii) any failure of any representation or warranty of BRS-HCC or the BRS-HCC Stockholders contained in this Agreement to have been true in all material respects when made; or (iii) any liabilities (including Tax liabilities) resulting from the BRS-HCC Merger.
     6.2.2 HCC-Inc. and HCC-LLC shall indemnify and hold harmless BRS-HCC and BRS-HCC Stockholders from and against any and all Damages caused by, in connection with or arising or resulting from: (i) any breach or failure to fulfill or perform any covenant, agreement or obligation of HCC-Inc. and HCC-LLC contained herein; or (ii) any failure of any representation or warranty of HCC-Inc. and HCC-LLC contained in this Agreement to have been true in all material respects when made.
     6.3 General Provisions Relating to Indemnification.
     6.3.1 In the event that HCC-Inc. seeks indemnification pursuant to this Section 6, HCC-Inc. shall give written notice to Bruckmann, Rosser, Sherrill & Co., Inc. in his capacity as the BRS-HCC Stockholders’ Representative (the “BRS-HCC Stockholders’ Representative”), and in the event that BRS-HCC Stockholders seeks indemnification pursuant to this Section 6, BRS-HCC Stockholders’ Representative shall give written notice to HCC-LLC and HCC-Inc., of the facts and circumstances giving rise to any claim for indemnification, including with respect to each claim by a non-affiliated third party which could give rise to an indemnification obligation under this Section 6 (a “Third Party Claim”), as soon as reasonably possible but in any event within thirty (30) days after it or they obtains knowledge of the basis for a claim for indemnification hereunder. Any notice given by HCC-Inc. to the BRS-HCC Stockholders’ Representative shall be deemed to be proper notice given to each of the BRS-HCC Stockholders for purposes of this Agreement.
     6.3.2 With respect to a Third Party Claim, the indemnifying Party may, at its or their sole cost and expense, upon notice to the indemnified Party within thirty (30) days after the indemnifying Party receives notice of the Third Party Claim, assume the defense of the Third Party Claim, with counsel of its or their choice. Neither the indemnifying Party nor the indemnified Party shall consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, unless the other consents thereto. The indemnified Party shall be entitled to participate in the defense of any Third Party Claim, the defense of which is assumed by the indemnifying Party, with its or their own counsel and at its or their own expense. The Parties shall cooperate in the defense of any Third Party Claim and the relevant records of each Party shall be made available on a timely basis. If the indemnifying Party does not assume the defense of any such claim or proceeding resulting therefrom in accordance with the terms hereof, the indemnified Party may defend such claim or proceeding in any reasonable manner, including settling such claim or proceeding on such terms as the indemnified Party may deem appropriate.
     6.3.3 IN NO EVENT SHALL ANY PARTY HAVE ANY OBLIGATION TO INDEMNIFY ANY OTHER PARTY FOR CONSEQUENTIAL, COLLATERAL, SPECIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES, LOST PROFITS OR SIMILAR ITEMS.
ARTICLE 7
Miscellaneous
     7.1 Exhibits and Schedules. All exhibits and schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.
     7.2 Entire Agreement. This Agreement, together with the Equity Exchange Agreement, Schedules and Exhibits constitutes the entire agreement among the Parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.
     7.3 Further Assurances. Each of the Parties agrees to execute such documents and instruments and to take whatever action may be necessary or desirable to consummate the transactions contemplated hereby, including to effect the BRS-HCC Merger.
     7.4 Governing Law; Consent to Jurisdiction. Except to the extent that the BRS-HCC Merger, the Certificate of Merger and the Exchange shall be subject to the Delaware GCL, this Agreement and the rights and obligations of the Parties shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Illinois, without giving effect to the conflict of laws principals thereof. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of any Federal or state court sitting in Cook County, Illinois over any suit, action or proceeding arising out of or relating to this Agreement. Each of the Parties hereby irrevocably waives, to the fullest extent permitted or not prohibited by Law, any objection which such Party may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO DISSENTER’S RIGHTS AND/OR A TRIAL BY JURY IN ANY ACTION BROUGHT HEREUNDER OR ARISING OUT OF THE TRANSACTION.
     7.5 Assignment; Successors and Assigns; No Third Party Rights. This Agreement may not be assigned by any Party without the written consent of each of the other Parties. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties. This Agreement shall be for the sole benefit of the Parties and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.
     7.6 Counterparts. This Agreement may be executed in counterparts, any one of which may be by facsimile, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.
     7.7 Titles and Heading. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.
     7.8 Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.
     7.9 Strict Construction. Each of the Parties acknowledge that this Agreement has been prepared jointly by the Parties, and shall not be strictly construed against any Party.
     7.10 Expenses. Each of BRS-HCC and HCC-Inc. shall bear their own expenses in connection with the preparation of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of, or the rights and obligations arising under, this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
[Signature Pages Follow]

     In witness whereof, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

BRS-HCC Investment Co., Inc.	Heritage-Crystal Clean, Inc.

By:	By:

Print name:	Print name:

Print title:	Print title:

BRS-HCC Stockholders

Bruckmann, Rosser, Sherrill & Co. II, L.P.	Bruckmann, Rosser, Sherrill & Co., Inc.

By:	By:

Print name:	Print name:

Print title:	Print title:

Julie Frist

Marilena Tibrea
[Signature Page to BRS-HCC Merger Agreement]

Schedule A to Agreement and Plan of Merger
Definitions
     1. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1:
          “Agreement” means this Agreement and Plan of Merger as amended and in effect from time to time in accordance with the provisions hereof.
          “Constituent Documents”, when used with respect to any Party, means the articles or certificate of incorporation, limited liability company agreement, operating agreement and by-laws, as applicable, of such Party, and all amendments thereto or restatements thereof, as currently in effect.
          “Delaware GCL” means the General Corporation Law of the State of Delaware, as amended and in effect as of the date hereof.
          “Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory, or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.
          “Encumbrance” means any claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other similar limitations, Encumbrances or restrictions of any kind.
          “Law” means the following: statutes; laws; ordinances; regulations, rules, written policy, resolutions, orders, determinations, writs, injunctions, awards (including without limitation awards of any arbitrator), judgments and decrees of any Governmental Authority; applicable as to the foregoing to the specified Persons and to the businesses and assets thereof.
          “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, estate, joint venture, association or other organization, any division, segment or other unincorporated business, whether or not a legal entity, or a Governmental Authority.

     2. Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 2:

Term	Location
BRS	Section 5.2
BRS-HCC	Preamble
BRS-HCC Common Stock	Recitals
BRS-HCC Merger	Recitals
BRS-HCC Merger Consideration	Recitals
BRS-HCC Released Claims	Section 5.3
BRS-HCC Stockholders	Preamble
BRS-HCC Stockholders’ Representative	Section 6.3.1
BRS-HCC Units	Recitals
Certificate of Merger	Section 2.2.1
Code	Recitals
Covered Tax Period Liabilities	Section 5.2
Covered Tax Periods	Section 5.2
Closing	Section 2.1.2
Closing Date	Section 2.1.2
Covered Tax Period	Section 5.2
Damages	Section 6.2
Effective Time of the Merger	Section 2.2.2
Equity Exchange Agreement	Recitals
Exchange	Recitals
HCC-Inc.	Preamble
HCC-Inc. Common Stock	Recitals
HCC-LLC	Recitals
HCC-LLC Units	Recitals
Indebtedness	Section 3.1.12
IPO	Recitals
Parties	Preamble
Stock Certificates	Section 2.7
Stock Powers	Section 2.7
Surviving Corporation	Section 2.1.1
Tax or Taxes	Section 3.1.9
Tax Distributions	Section 5.2
Tax Returns	Section 3.1.9
Third Party Claim	Section 6.3.1
Transferred BRS-HCC Reserved Claims	Section 5.3